Exhibit 23.4

[LOGO]	408 Columbus Avenue #1
San Francisco, CA 94133 USA
tel + 1 415 986 1414
fax + 1 415 986 5994
info@ferris.com
www.ferris.com

Ferris Research, Inc. – Letter of Authorization

Date:	April 27, 2004
To:	Betsy Crosby
J.P. Morgan Securities Inc.
560 Mission St., Floor 19
San Francisco, CA 94105
Tel: 415-315-8306
Fax: 415-315-8685

Dear Ms. Crosby,

Please consider this letter as written authorization to use the following data:

Data point/quote	Report	Pg. in Source	Note

The aggregate cost due to spam threats for American corporations exceeded $10 billion in 2003	Title: “Spam Control: Problems and Opportunities”, January 6, 2003 http://www.ferris.com/url/spam.html	Pg. 15 (enterprises), pg. 20 (ISPs)	Add the dollar amount for enterprises on pg. 15 and ISPs on pg. 20 to get to the $10.0 billion

As of January, 2003, Only 10% of corporate mailboxes have some level of anti-spam solution	“Spam Control: Problems and Opportunities”, January 2003, Ferris Research Analyzer info Service	Pg. 15

As of January, 2003, Only 10% of corporate mailboxes have some level of anti-spam solution	“Spam Control: Problems and Opportunities” January 2003, Ferris Research Analyzer info Service	Pg. 15

By:

/s/    Davis Ferris

Davis Ferris

President

Ferris Research, Inc.